EXHIBIT 16.1



SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
--------------------------------
www.sealebeers.com

March 17, 2011

Securities and Exchange Commission
Washington, DC 20549



Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated March 17, 2011 of Firefish, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Siberstein Ungar, PLLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.



Sincerely,


/s/ Seale and Beers, CPAs
Seale and Beers, CPAs




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